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                                                              Exhibit 11

                       SONAT INC. AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER SHARE

                                     Three Months       Six Months
                                    Ended June 30,    Ended June 30,
                                   1994       1993    1994      1993
                              (In Thousands Except Per-Share Amounts)

      Primary Earnings Per Share (1)

Earnings:

  Income from Continuing Operations
    before Extraordinary Item     $34,541  $125,865  $84,151 $194,788
  Extraordinary Loss                 -         -        -      (3,829)

      Net Income                  $34,541  $125,865  $84,151 $190,959

Common Stock and Common Stock Equivalents:

  Weighted Average Number of Shares
    of Common Stock Outstanding    87,193    86,561   87,185   86,379
  Common Stock Equivalents Applicable
    to Outstanding Stock Options      868     1,049      908      926

  Weighted Average Number of Shares
    of Common Stock and Common Stock
    Equivalents Outstanding        88,061    87,610   88,093   87,305


Primary Earnings Per Share:

  Income from Continuing Operations
    before Extraordinary Item     $   .39  $   1.44  $   .96 $   2.23
  Extraordinary Loss                 -         -        -        (.04)

                                  $   .39  $   1.44  $   .96 $   2.19

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(1) This calculation is submitted in accordance with Regulation S-K
    Item 601(b)(11) although not required by Footnote 2 to Paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%. For this reason, the primary earnings per share amounts shown for both periods do not agree with primary earnings per share shown on the Condensed Consolidated Statements of Income in Part I.